Exhibit 99.2

WARRANT ASSIGNMENT AGREEMENT

This Warrant Assignment Agreement (this “Agreement”) is entered into as of October 16, 2011, by CDCF II GNE Holding, LLC, a Delaware limited liability company (“CDCF”), and C-III Investments LLC, a Delaware limited liability company (“C-III”).

WHEREAS, CDCF is the registered owner of warrants to purchase 3,520,339 shares of common stock of Grubb & Ellis Company (the “CDCF Warrants”);

WHEREAS, affiliates of CDCF are party to that certain Credit Agreement, dated as of April 15, 2011, as amended by Amendment No. 1 to Credit Agreement, dated as of July 22, 2011, and the Amendment (as defined below) (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Grubb & Ellis Management Services, Inc., as borrower (the “Borrower”), Grubb & Ellis Company, as parent guarantor (the “Parent Guarantor”), the several lenders from time to time parties thereto and ColFin GNE Loan Funding, LLC, as administrative agent;

WHEREAS, pursuant to that certain Amendment No. 2 to Credit Agreement, dated as of the date hereof (the “Amendment”), by and among the parties to the Credit Agreement and C-III, C-III has the right to receive warrants to purchase 3,728,889 shares of common stock of Parent Guarantor on the Second Amendment Effective Date (as defined in the Amendment) (the “C-III Warrants”);

WHEREAS, the parties hereto are also party to that certain Closing Mechanics Agreement, dated as of the date hereof (the “Mechanics Agreement”).

WHEREAS, in contemplation of the loan assignment provided under the Assignment and Assumption agreement, CDCF desires to assign, transfer, convey, set over and deliver to C-III all of CDCF’s right and interest under the CDCF Warrants with respect to 1,760,170 shares of common stock (the “CDCF Assigned Interest”), which CDCF Assigned Interest represents 50% of each individual Closing Date Warrant (as defined in the Credit Agreement) and 50% of each Additional Warrant (as defined in the Credit Agreement) issued by the Parent Guarantor and held by CDCF; and

WHEREAS, in contemplation of the loan assignment provided under the Assignment and Assumption agreement, C-III desires to assign all of C-III’s right and interest under the C-III Warrants with respect to 932,222 shares of common stock (the “C-III Assigned Interest” and, together with the CDCF Assigned Interest, the “Assigned Interests”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Effective immediately, (a) CDCF hereby assigns, transfers, conveys, sets over and delivers to C-III all of its right and interest to the CDCF Assigned Interest, and (b) C-III hereby accepts the assignment, transfer, conveyance, set over and delivery of the CDCF Assigned Interest;

2. Effective contemporaneously with C-III’s execution of the Amendment, (a) C-III hereby assigns to CDCF all of its right and interest to the C-III Assigned Interest, (b) C-III hereby agrees to instruct Parent Guarantor to deliver the C-III Assigned Interest directly to CDCF, and (c) CDCF hereby accepts the assignment, transfer, conveyance, set over and delivery of the C-III Assigned Interest; and

3. Each party hereby represents and warrants to the other that the statements contained in this Section 3 are true and correct as of the date of this Agreement:

(A) such party has full power and authority to assign, transfer, convey, set over and deliver the Assigned Interest delivered by such party hereby and to execute and deliver this Agreement.

(B) such party has sole ownership of the Assigned Interest being transferred by it, which such party is assigning, transferring, conveying, setting over and delivering hereby, free and clear of all liens, charges, encumbrances and adverse claims. Each party will, upon request, execute any additional documents necessary or desirable to complete the delivery of its Assigned Interest.

(C) The execution, delivery and performance of this Agreement by such party does not and will not: (i) violate, conflict with or result in the breach of the organizational documents of such party; (ii) conflict with or violate any law or governmental order applicable to such party; or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the triggering of any payments or result in the creation of an encumbrance on any property or asset of the such party pursuant to, any of the terms, conditions or provisions of any contract, commitment, understanding or arrangement by which the such party is or may become bound, any material permit of the such party or any material permit pursuant to which any of the assets or properties of the undersigned is bound or subject.

(D) Such party has full power and authority to accept the applicable Assigned Interests delivered to it hereunder.

(E) Such party (i) is an “accredited investor” within the meaning of Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”); (ii) has sufficient knowledge and experience in investing in companies so as to be able to evaluate the risks and merits of its investment in the Parent Guarantor and is able financially to bear the risks thereof; (iii) is acquiring the applicable Assigned Interests for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof; and (iv) understands that (a) none of the Assigned Interests has been registered under the Securities Act or any state securities laws and (b) the applicable Assigned Interests must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from such registration.

4. The parties hereto agree that if the Termination Date occurs (as defined in Section 3 of the Mechanics Agreement), this agreement shall be rescinded ab initio and shall cease to be of any force or effect.

5. This Agreement shall be binding upon the each party, and shall inure to the benefit of the each party’s successors, heirs and assigns.

6. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the undersigned have duly executed this instrument as of the date first written above.

CDCF II GNE Holding, LLC			C-III Investments LLC

By:	/s/ Mark M. Hedstrom		By:	/s/ Jeffrey P. Cohen
	Name: Title:	Mark M. Hedstrom Vice President		Name: Title:	Jeffrey P. Cohen President